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COMPUTER TASK GROUP APPOINTS DARRELL L. JENNINGS CHAIRMAN, PRESIDENT, AND CHIEF EXECUTIVE OFFICER

Buffalo, New York (October 18, 2000) - Computer Task Group ("CTG") [NYSE: TSK] today announced that Darrell L. Jennings, formerly Vice President, General Manager of Global Communications Industry at Unisys Corporation, has been appointed Chairman, President and Chief Executive Officer of Computer Task Group.

"It is with great pleasure that we welcome Darrell to CTG. Darrell has had a long career in the technology industry, first at Nortel Networks and then at Unisys Corporation. His professional services expertise in telecommunications, wireless data applications, and the Internet will be an invaluable asset to CTG. Furthermore, the broad international experience Darrell cultivated while presiding over operations in Europe, Asia, and Latin America for Unisys, will greatly advance CTG’s expansion into global markets. We believe that Darrell will provide the leadership and the knowledge that CTG needs to grow and expand in the years to come,” Randy Marks, Co-Founder and acting Chairman of CTG, said.

Prior to joining CTG, Mr. Jennings held the position of Vice President and General Manager of Worldwide Communications at Unisys Corporation. Before joining Unisys in 1998, he held several positions of increasing responsibility at Nortel Networks Corporation. Mr. Jennings graduated with a Bachelors Degree in Business Administration from Texas Christian University.

CTG was assisted in its worldwide executive search by Heidrick & Struggles International Inc.

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Backed by more than 30 years' experience, CTG provides business consulting, e-business, and IT management solutions to help Global 2000 clients focus on their core business and use IT as a competitive advantage to excel in their markets. With 3,900 IT and business consulting professionals worldwide, CTG combines a deep understanding of the business power of the Internet with integrated, end-to-end services, proprietary service methodologies, and CTG’s proven track record of delivering solutions that work. More information about CTG is available on the Web at http://www.ctg.com.